Exhibit 99.2
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                         Independent Accountants' Report
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The Fuji Bank and Trust Company, Trustee
JCP Master Credit Card Trust:


We have examined General Electric Capital Corporation (GE Capital) management's assertions that the Monthly Servicer's Certificates for JCP Master Credit Card Trust Asset Backed Certificates - Series B for each of the months in the four month period ended April 30, 2000, Series C for each of the months in the five month period ended May 31, 2000, and Series E (Class A) for each of the months in the twelve month period ended December 31, 2000, have been prepared in accordance with the requirements as set forth in Subsection 3.4(c) of the Master Pooling and Servicing Agreement dated as of September 5, 1988, and amended by Amendment No. 1 dated as of October 15, 1997, and Amendment No. 2 dated as of October 15, 1999, and as supplemented by the Series A, Series B, Series C, and Series E Supplements thereto (the "Master Pooling and Servicing Agreement"). Management is responsible for the preparation of the Monthly Servicer's Certificates to comply with those requirements. Our responsibility is to express an opinion on GE Capital's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about GE Capital's compliance with the aforementioned requirements of the Master Pooling and Servicing Agreement, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the preparation of the Monthly Servicer's Certificates in accordance with the specified requirements.

In our opinion, GE Capital complied, in all material respects, with the aforementioned requirements of the Master Pooling and Servicing Agreement during the respective periods ended December 31, 2000.


                                  /s/ KPMG LLP

Dallas, Texas
March 26, 2001